PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3) Registration No. 333-176634

3,543,596 Ordinary Shares underlying Warrants

TIGER MEDIA, INC.

This prospectus supplement, dated December 2, 2013 (the “Supplement”), filed by Tiger Media, Inc., formerly known as SearchMedia Holdings Limited, (the “Company,” “Tiger Media,” “we,” “us” or “our”), supplements certain information contained in the Company’s prospectus (the “Prospectus”) and the Prospectus Supplements filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2012 and February 25, 2013, which form a part of the Company’s Registration Statement on Form F-3 (Registration No. 333-176634) (the “Registration Statement”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the registration of 3,543,596 ordinary shares of the Company issuable upon the exercise of outstanding warrants, which includes ordinary shares issuable upon the exercise of outstanding warrants.

On November 13, 2013, the Company announced that its Board of Directors approved a change to its outstanding warrants to reduce the exercise price from $2.50 per share to $1.25 per share (the “Warrant Price Reduction”). The Warrant Price Reduction is applicable to all outstanding warrants of Tiger Media beginning on December 1, 2013 and such Warrant Price Reduction will be effective until December 26, 2013, the expiration date of the warrants. All unexercised warrants will expire in accordance with their terms on December 26, 2013 at 5:00 p.m., New York City time. Except for the reduction in the exercise price as herein provided, all of the terms and conditions contained in the applicable warrant instruments will continue in full force and effect.

Tiger Media’s ordinary shares trade with the ticker symbol of IDI on the NYSE MKT and the warrants trade with the ticker symbol of “IDI.W” on the NYSE MKT.

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 2, 2013

You should read the materials describing the Warrant Price Reduction and the Company’s Registration Statement, including the Prospectus, the Prospectus Supplement filed with the SEC on December 5, 2012, the Prospectus Supplement filed with the SEC on February 25, 2013, and this Prospectus Supplement, which relates to the exercise price reduction of all of the outstanding warrants and the issuance of the ordinary shares underlying the such warrants, before you make any decision to exercise your warrants.

Upon the exercise of any of the warrants, we will receive as proceeds the aggregate exercise price of the warrants exercised pursuant to the Warrant Price Reduction. We currently intend to use any such proceeds for general corporate purposes.

Our ordinary shares are traded on the NYSE MKT under the symbol “IDI.” On November 29, 2013, the last sales price of our ordinary shares as quoted on the NYSE MKT was US $1.24 per share.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Registration Statement with the SEC to register the ordinary shares underlying the warrants, as described herein. This Prospectus Supplement and the underlying Prospectus, which form a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information about us and our securities, you should refer to the Registration Statement. You may read and, for a fee, copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Rooms. Our SEC and other public filings will also be available to the public from commercial document retrieval services, and at the web site maintained by the SEC at http://www.sec.gov.

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